[LOGO]                                                       NEWS RELEASE
================================================================================

FOR:                                               FROM:
Tasty Baking Company                               Gregory FCA Communications
For More Information:                              For More Information:
John Pettine, Chief Financial Officer              Mary Borneman
215-221-8500                                       610-642-8253
                                                   mary@gregoryfca.com

FOR IMMEDATE RELEASE

                          TASTY BAKING COMPANY PROVIDES
                           FOURTH QUARTER 2002 UPDATE


     Philadelphia, PA, December 30, 2002. Tasty Baking Company (NYSE:TBC) announced today that Carl S. Watts retired from the Board of Directors effective December 28, 2002. Mr. Watts had worked for the Company for over 35 years and served as President, CEO and Chairman until October 7, 2002, when he became the Chairman of the Board and Charles P. Pizzi became President and CEO.

     The Company thanks Carl for his years of service and leadership. He has guided the Company through a number of challenges during the past decade. "I want to thank Carl personally for the smooth transition of management responsibilities to me over the last few months," said Mr. Pizzi. Mr. Watts will continue to be paid through April 30, 2004 under the terms of a personal leave agreement.

     The Company also announced that W. Dan Nagle, Vice President, Route Operations, Gary G. Kyle, Vice President, Marketing and National Sales, and Mark
M. Johnson, Vice President, Human Resources, left the Company effective December 28, 2002 in order to pursue other opportunities. "We wish Dan, Gary and Mark every success in the future," said Mr. Pizzi. The costs associated with Mr. Watts' personal leave agreement and the arrangements with Messrs. Nagle, Kyle and Johnson will result in a restructuring charge in the fourth quarter of 2002.

     In addition, the Company also announced that it has decided in the fourth quarter of 2002 to close all of its remaining 12 thrift store locations. "The projected cost of maintaining thrift store operations in the current format as stand-alone retail stores through 2003 greatly exceeds the projected revenues," reported John M. Pettine, Executive Vice President and Chief Financial Officer. "We continue to evaluate ways to improve profitability for the Company and our independent owner operators," Mr. Pettine added. All thrift stores were closed effective December 28, 2002.

     The Company anticipates taking a pre-tax charge against fourth quarter results of approximately $4.2 to 4.75 million relating to the closure of the thrift stores and the arrangements made with Mr. Watts and the senior executives.

     In addition, Mr. Pettine indicated, "The latest information available to the Company pertaining to the issue of additional pension expense resulting from the Company's method of immediately recording gains or losses outside of the pension corridor will likely result in a fourth quarter pre-tax charge to expense in the range of $3.6 to 4.0 million."

     In connection with the operating results for the fourth quarter 2002, Mr. Pettine indicated, "The Company is anticipating an operating loss of $460,000 to $785,000 or $0.06 to $0.10 per share. Net sales are anticipated to be in the range of $39.2 to $39.5 million. The operating loss amounts are exclusive of the above referenced restructuring charges and the additional pension expense. On an annualized basis, the above fourth quarter decisions and the anticipated operating results would indicate an operating loss of $125,000 to $690,000 or $0.02 to $0.08 per share and on a reported basis a net loss of $3,488,000 to $4,383,000 or $0.43 to $0.54 per share."

     Charles P. Pizzi concluded, "The actions that have been taken in the fourth quarter were performed to position the Company for positive results in 2003. The management team is working diligently to develop and implement our new initiatives for 2003 and beyond. We have no greater objective than to clearly focus on improving our results and corresponding shareholder value."

     Tasty Baking Company operates two bakeries in the mid-Atlantic region and distributes its products in 49 states under the Tastykake brand name.

                                      # # #

Except for historical information contained herein, the matters discussed are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) and because such statements include risks and uncertainties, actual results may differ materially from those forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements in this release include, but are not limited to, changes in general economic and business conditions and other factors described in the Company's filings with the Securities and Exchange Commission.